EXHIBIT 99.1
                                                                    ------------

ARIAD Reports First Quarter 2005 Results; Sarcoma Market Highlights

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 4, 2005--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced financial results for the quarter ended March 31, 2005 and provided an update on progress towards achievement of 2005 goals.
    "We recently chose the treatment of soft-tissue and bone sarcomas as the initial registration path for our novel mTOR inhibitor, AP23573, which was designated a fast-track product by the U.S. Food and Drug Administration (FDA) for this indication. We also initiated several additional clinical trials of AP23573: Phase 2 studies in patients with hormone-refractory prostate cancer and Phase 1b studies combining AP23573 with two chemotherapeutic agents in patients with various solid tumors. Finally, the Investigational New Drug (IND) application for the oral dosage form of AP23573 became effective, and we expect to begin enrollment in this clinical trial shortly," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "We are clearly on track to achieve all of our key product-development milestones for 2005 on or ahead of schedule."

    Financial Highlights

    For the quarter ended March 31, 2005, the Company reported a net loss of $12.3 million, or $0.23 per share, as compared to $6.2 million, or $0.13 per share, for the quarter ended March 31, 2004. The increase in net loss for the quarter is due primarily to higher R&D expenses resulting from execution of the global development plan for its lead cancer product candidate, AP23573. Cash used in operations for the quarter was $10.1 million, consistent with the Company's guidance for 2005 of $39 million to $42 million.
    The Company ended the first quarter 2005 with $63.4 million in cash, cash equivalents, and marketable securities, compared with $75.5 million at the end of 2004.

    Sarcoma Market Highlights

    Urgent Unmet Medical Need. Fast-track designation by the FDA is granted only when there is an urgent need for a new treatment. Patients with soft-tissue and bone sarcomas have a serious and life-threatening condition for which treatment options are limited or non-existent. There are no effective therapies currently available for advanced soft-tissue sarcomas or metastatic refractory sarcomas in general.
    The Numbers. In the U.S. alone, public health authorities estimate current sarcoma prevalence and incidence of new cases and deaths as follows(1,2).
-0-
*T

   Sarcoma Type       Prevalence    New Cases  Sarcoma Deaths
   Soft Tissue          71,343       9,420         3,490
   Bone and Joint       27,684       2,570         1,210

*T

    To put these numbers in perspective:

    -- They are exclusive of Europe, Japan, China and the rest of the world.

    -- The prevalence of all sarcomas is more than five times higher than the prevalence of chronic myelogenous leukemia (CML) - the initial indication for imatinib (Gleevec(R)).

    Types of Sarcoma. Sarcomas are malignant tumors associated with one of the various connective tissues that hold the body together, such as muscles, nerves, bones, fat, tendons, cartilage, blood vessel or deep skin tissues. Sarcomas can develop in any part of the body. Half of them develop in the arms or legs; the rest arise in the trunk, head and neck area, internal organs, or the back of the abdominal cavity. Sarcomas are generally divided into two broad classes: soft-tissue sarcomas and bone sarcomas.
    Soft-tissue Sarcomas. Soft-tissue sarcomas are the most frequent form of the disease. Since many patients with soft-tissue sarcoma are not diagnosed until the disease is far advanced, the 5-year survival rate of those patients with distant metastases is only 10% to 15%.
    Primary Bone Sarcomas. The three most common kinds of primary bone sarcomas are: osteosarcoma (35%), chondrosarcoma (30%) and the Ewing's family of tumors (16%). Osteosarcoma primarily affects adolescents and young adults and is almost always a highly aggressive tumor with either detectable or subclinical metastases.

    References.

    (1) Jemal A, et al. Cancer Statistics, 2005. CA: A Cancer Journal for Clinicians 55(1): 10-30(2005).
    (2) Statistical Research and Applications Branch National Cancer Institue. Website: http://seer.cancer.gov/canques/. Accessed April 19, 2005.

    Upcoming Scientific Meetings

    Clinical investigators from major cancer centers will be presenting Phase 2 and Phase 1 data on AP23573 at the:

    -- American Society of Clinical Oncology Annual Meeting, Orlando, Florida, May 13-17, 2005.

    Upcoming Investor Meetings

    ARIAD management will be presenting updated overviews of the Company's progress and plans at investor conferences - all to be webcast - including the following:

    --  Bank of America Healthcare Conference at the Four Seasons
        Hotel in Las Vegas, Nevada, May 18, 2005

    -- Fourth Annual Needham Biotechnology Conference at the New York Palace Hotel in New York, New York, May 25-26, 2005

    About AP23573

    The small-molecule drug, AP23573, starves cancer cells and shrinks tumors by inhibiting the critical cell-signaling protein, mTOR, which regulates the response of tumor cells to nutrients and growth factors, and controls tumor blood supply and angiogenesis through effects on Vascular Endothelial Growth Factor (VEGF) in tumor and endothelial cells. AP23573 also blocks the proliferation and migration of vascular smooth muscle cells, the primary cause of narrowing and reblockage of injured arteries, and is an analog of sirolimus, another mTOR inhibitor that has been approved for use in drug-eluting stents. AP23573 is currently in Phase 1 and 2 clinical trials in patients with solid tumors and hematologic cancers. AP23573 has been designated a fast-track product by the U.S. Food and Drug Administration for the treatment of soft tissue and bone sarcomas.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat disease by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Gleevec is a trademark of Novartis AG.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to accurately estimate the timing and actual research and development expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, including those costs related to the global development plan for AP23573, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our ability to manufacture our product candidates on a commercial scale or to supply our product candidates to our collaborator for use in its product candidates, risks and uncertainties regarding our and our collaborator's ability to successfully enroll and conduct preclinical and clinical studies of product candidates, including our product candidate to treat cancer described in this release and our collaborator's medical device product candidates to treat vascular disease, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or our collaborator's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and our collaborator's product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal proceedings, including litigation concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on our collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and                   Three Months Ended
per share data                                        March 31,
                                              -----------------------
                                                  2005        2004
                                              -----------------------
                                                     (Unaudited)

Total revenue                                $       304  $       190
                                              ----------   ----------
Operating expenses:
          Research and development                10,654        4,333
          General and administrative               2,316        2,218
                                              ----------   ----------
                  Total operating expenses        12,970        6,551
                                              ----------   ----------
Other income, net                                    320          126
                                              ----------   ----------
Net loss                                     $   (12,346) $    (6,235)
                                              ==========   ==========
Net loss per share                           $      (.23) $      (.13)
                                              ==========   ==========
Weighted average number of
   shares of common stock outstanding         52,807,513   47,540,854



CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

                                               March 31,  December 31,
In thousands                                      2005        2004
                                                -------     -------
                                               (Unaudited)
Cash, cash equivalents and marketable
 securities                                     $63,370     $75,506
Total assets                                    $76,332     $87,189
Total liabilities                               $20,852     $19,749
Stockholders' equity                            $55,480     $67,440


    CONTACT: ARIAD Pharmaceuticals, Inc.
             (Investors)
             Tom Pearson, 617-621-2345
             or
             (Media)
             Pure Communications
             Sheryl Seapy, 949-608-0841